UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                Gravity Co., Ltd.
                                (Name of Issuer)

                    Common Stock, Par Value Won 500 Per Share
                         (Title of Class of Securities)

                                    38911N107
                                 (CUSIP Number)

                                 Marran Ogilvie
                                666 Third Avenue
                                   26th Floor
                            New York, New York 10017
                   (212) 845-7909 (Name, Address and Telephone
                                Number of Person
                Authorized to Receive Notices and Communications)

                                  July 14, 2006

             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                              (Page 1 of 28 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38911N107                 13D                    Page 2 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Starboard Value and Opportunity Master Fund Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    53,646.50
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    53,646.50
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            53,646.50
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.77%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 3 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Parche, LLC                                    20-0870632

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    74,006.75
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    74,006.75
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            74,006.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            1.07%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 4 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            RCG Ambrose Master Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    44,244
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    44,244
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            44,244

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.64%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 5 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            RCG Halifax Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    44,676
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    44,676
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            44,676

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.64%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 6 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Master Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    156,607.50
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    156,607.50
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            156,607.50

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.25%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 7 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Fund III, Ltd

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    6,663
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    6,663
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            6,663

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.10%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 8 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Admiral Advisors, LLC                        37-1484525

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    127,653.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    127,653.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            127,653.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            1.84%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 9 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Advisors, LLC                       13-3954331

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    163,270.50
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    163,270.50
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            163,270.50

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.35%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 10 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Safe Harbor Master Fund, L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    181,420.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    181,420.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            181,420.25
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.61%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 11 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Safe Harbor Investment Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    181,420.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    181,420.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            181,420.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.61%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 12 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Capital Group, L.L.C.                13-3937658

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    561,264
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    561,264
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            561,264

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            8.08%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 13 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            C4S & Co., L.L.C.                             13-3946794

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    561,264
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    561,264
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            561,264

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            8.08%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 14 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Peter A. Cohen

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    561,264
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    561,264

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            561,264

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            8.08%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 15 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan B. Stark

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    561,264
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    561,264

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            561,264

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            8.08%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 16 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas W. Strauss

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    561,264
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    561,264

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            561,264

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            8.08%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 17 of 28 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Jeffrey M. Solomon

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    561,264
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    561,264

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            561,264

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            8.08%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 18 of 28 Pages

     This Amendment No. 4 ("Amendment No. 4") amends the statement on Schedule 13D dated March 28, 2006 as amended by Amendment No. 1 dated May 2, 2006, Amendment No. 2 dated May 23, 2006 and Amendment No. 3 dated June 1, 2006 (the "Original Statement"). Any capitalized terms used in this Amendment No. 4 and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Statement.

CUSIP No. 38911N107                 13D                   Page 19 of 28 Pages

Item 4.   Purpose of the Transaction.

Item 4 is hereby amended and supplemented by the addition of the following:

As previously disclosed, on June 1, 2006, the Committee filed a petition for injunction with the Seoul Central District Court against Gravity to exercise its shareholder's rights under Korean law to inspect the financial documents of Gravity, including with respect to certain related party transactions among Gravity, GungHo Online Entertainment ("GungHo"), SOFTBANK Corp. ("SOFTBANK") and certain affiliates of GungHo and SOFTBANK.

On July 18, 2006, the Seoul Central District Court granted the Committee's petition to inspect financial documents of Gravity. The Committee intends to commence its inspection of the documents immediately.

The Court did not grant the Committee's request for access to a subset of documents that it did not classify as financial documents.

The Committee issued a press release on July 19, 2006 regarding this decision, a copy of which is attached as Exhibit VI hereto and is incorporated by reference herein.

Item 5.   Interest in Securities of the Issuer.

Item 5 is hereby amended and restated as follows:

Transactions in the Common Stock since the filing of the Original Statement (which were all in the open market unless otherwise noted on Schedule F-4) by the Reporting Persons are set forth in Schedule F-4 attached hereto and incorporated by reference herein.


          1.  Starboard

                    (a) As of July 17, 2006, Starboard may be deemed the
                        beneficial owner of 53,646.50 shares of Common Stock.

                        Percentage: Approximately 0.77% as of the date hereof. The percentages used herein and in the rest of Item 5 are calculated based upon 6,948,900 shares, which reflects the shares of Common Stock outstanding as of December 31, 2005, as reported by the Company on its Form 20-F filed on June 30, 2006.

                    (b) 1. Sole power to vote or direct vote: 53,646.50
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             53,646.50
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by
                        Starboard since the filing of the Original Statement is set forth in Schedule F-4 and is incorporated by reference. Starboard entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-4.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          2.  Parche

                    (a) As of July 17, 2006, Parche may be deemed the beneficial owner of 74,006.75 shares of Common Stock.

                        Percentage: Approximately 1.07% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 74,006.75
                        2. Shared power to vote or direct vote: 0

CUSIP No. 38911N107                 13D                   Page 20 of 28 Pages

                        3. Sole power to dispose or direct the disposition:
                             74,006.75
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Parche since the filing of the Original Statement is set forth in Schedule F-4 and is incorporated by reference. Parche entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-4.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          3.  RCG Ambrose

                    (a) As of July 17, 2006, RCG Ambrose may be deemed the
                        beneficial owner of 44,244 shares of Common Stock.

                        Percentage: Approximately 0.64% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 44,244
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             44,244
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by RCG
                        Ambrose since the filing of the Original Statement is set forth in Schedule F-4 and is incorporated by reference. RCG Ambrose entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-4.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          4.  RCG Halifax

                    (a) As of July 17, 2006, RCG Halifax may be deemed the
                        beneficial owner of 44,676 shares of Common Stock.

                        Percentage: Approximately 0.64% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 44,676
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             44,676
                        4. Shared power to dispose or direct the disposition: 0

CUSIP No. 38911N107                 13D                   Page 21 of 28 Pages

                    (c) The number of shares of Common Stock acquired by RCG
                        Halifax since the filing of the Original Statement is set forth in Schedule F-4 and is incorporated by reference. RCG Halifax entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-4.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.


          5.  Ramius Master Fund

                    (a) As of July 17, 2006, Ramius Master Fund may be deemed
                        the beneficial owner of 156,607.50 shares of Common
                        Stock.

                        Percentage: Approximately 2.25% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 156,607.50
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             156,607.50
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Ramius
                        Master Fund since the filing of the Original Statement is set forth in Schedule F-4 and is incorporated by reference. Ramius Master Fund entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-4.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          6. Ramius Fund III

                    (a) As of July 17, 2006, Ramius Fund III may be deemed the beneficial owner of 6,663 shares of Common Stock.

                        Percentage: Approximately 0.10% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 6,663
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             6,663
                        4. Shared power to dispose or direct the disposition: 0

CUSIP No. 38911N107                 13D                   Page 22 of 28 Pages

                    (c) The number of shares of Common Stock acquired by Ramius
                        Fund III since the filing of the Original Statement is set forth in Schedule F-4 and is incorporated by reference. Ramius Fund III entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-4.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          7.  Admiral

                    (a) As of July 17, 2006, Admiral may be deemed the
                        beneficial owner of 127,653.25 shares of Common Stock.

                        Percentage: Approximately 1.84% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 127,653.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             127,653.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Admiral did not enter into any transactions in the
                        Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard and Parche, which were all in the open market (except as otherwise indicated on Schedule F-4), are set forth in Schedule F-4, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          8.  Ramius Advisors

                    (a) As of July 17, 2006, Ramius Advisors may be deemed the beneficial owner of 163,270.50 shares of Common Stock.

                        Percentage: Approximately 2.35% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 163,270.50
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             163,270.50
                        4. Shared power to dispose or direct the

CUSIP No. 38911N107                 13D                   Page 23 of 28 Pages

                           disposition: 0

                    (c) Ramius Advisors did not enter into any transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Ramius Master Fund and Ramius Fund III, which were all in the open market (except as otherwise indicated on Schedule F-4), are set forth in Schedule F-4, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          9.  Safe Harbor Master Fund

                    (a) As of July 17, 2006, Safe Harbor Master Fund may be
                        deemed the beneficial owner of 181,420.25 shares of Common Stock.

                        Percentage: Approximately 2.61% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 181,420.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             181,420.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Safe
                        Harbor Master Fund is set forth in Schedule F-4 and is incorporated by reference. Safe Harbor Master Fund entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-4.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          10. Safe Harbor Investment

                    (a) As of July 17, 2006, Safe Harbor Investment may be
                        deemed the beneficial owner of 181,420.25 shares of Common Stock.

                        Percentage: Approximately 2.61% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 181,420.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:

CUSIP No. 38911N107                 13D                   Page 24 of 28 Pages

                             181,420.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Safe Harbor Investment did not enter into any
                        transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-4), are set forth in Schedule F-4, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          11. Ramius Capital

                    (a) As of July 17, 2006, Ramius Capital may be deemed the
                        beneficial owner of 561,264 shares of Common Stock.

                        Percentage: Approximately 8.08% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 561,264
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             561,264
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Ramius Capital did not enter into any transactions in
                        the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-4), are set forth in Schedule F-4, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          12. C4S

                    (a) As of July 17, 2006, C4S may be deemed the beneficial
                        owner of 561,264 shares of Common Stock.

                        Percentage: Approximately 8.08% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 561,264

CUSIP No. 38911N107                 13D                   Page 25 of 28 Pages

                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             561,264
                        4. Shared power to dispose or direct the disposition: 0

                    (c) C4S did not enter into any transactions in the Common
                        Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-4), are set forth in Schedule F-4, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          13. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

                    (a) As of July 17, 2006, each of Mr. Cohen, Mr. Stark, Mr.
                        Strauss and Mr. Solomon may be deemed the beneficial owner of 561,264 shares of Common Stock. Each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, and the filing of this Schedule 13D shall not be construed as an admission that any such person is the beneficial owner of any such securities.

                        Percentage: Approximately 8.08% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 0
                        2. Shared power to vote or direct vote: 561,264
                        3. Sole power to dispose or direct the disposition: 0
                        4. Shared power to dispose or direct the disposition:
                             561,264

                    (c) Neither Mr. Cohen, Mr. Stark, Mr. Strauss nor Mr.
                        Solomon has entered into any transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-4), are set forth in Schedule F-4, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of,

CUSIP No. 38911N107                 13D                   Page 26 of 28 Pages

                        such shares of the Common Stock.

                    (e) Not applicable.

     Upon information and belief, as of the close of business on July 17, 2006, Moon may be deemed to beneficially own 564,400.25 shares of Common Stock, 105,971 of which, representing approximately 1.53% of its beneficial ownership, are owned directly in the form of Common Stock and 458,429.25 of which, representing approximately 6.60% of its beneficial ownership, are owned in the form of ADSs.

Item 7.  Material to be Filed as Exhibits.

      Item 7 is hereby amended to add the following Exhibit:

         Exhibit VI: Press Release, issued July 19, 2006 by the Gravity Committee for the Fair Treatment of Minority Shareholders.

CUSIP No. 38911N107                 13D                   Page 27 of 28 Pages


                                  SCHEDULE F-4
                            PURCHASES OF COMMON STOCK





                                                           Date                 Price           Qua(1)
                RCG Ambrose Master Fund, Ltd.            6/1/2006               7.8360            670
                                                         6/2/2006               7.8648            287
                                                         6/5/2006               7.8015            747
                                                         6/6/2006               7.5000             29
                                                         6/7/2006               7.3582            241
                                                         6/8/2006               7.1297          1,495
                                                         6/9/2006               7.4181            154
                                                        6/13/2006               7.2291            525
                                                        6/14/2006               6.9689            403
                                                        6/15/2006               7.0052            266
                                                        6/16/2006               7.2338             91
                                                        6/19/2006               7.1537            108
                                                        6/20/2006               6.9500             57
                                                        6/20/2006               6.9609            872
                                                        6/21/2006               6.9922             58
                                                        6/23/2006               7.2162            250
                                                        6/27/2006               7.1000            205
                                                        6/28/2006               7.0933             51
                                                        6/29/2006               7.1264          1,426
                                                        6/30/2006               6.9780            748
                                                         7/3/2006               7.0450             11
                                                         7/5/2006               6.8818            377
                                                         7/6/2006               6.9983          1,687
                                                         7/7/2006               6.8400              6
                                                        7/10/2006               6.9500             15
                                                        7/11/2006               6.8706            273
                                                        7/12/2006               6.9067            171
                                                        7/13/2006               6.9212            506
                                                        7/14/2006               6.7254          1,085
                                                        7/17/2006               6.5108            423

                       RCG Halifax Fund, Ltd.            6/1/2006               7.8360            684
                                                         6/2/2006               7.8648            293
                                                         6/5/2006               7.8015            763
                                                         6/6/2006               7.5000             29
                                                         6/7/2006               7.3582            246
                                                         6/8/2006               7.1297          1,525
                                                         6/9/2006               7.4181            157
                                                        6/13/2006               7.2291            536
                                                        6/14/2006               6.9689            411
                                                        6/15/2006               7.0052            271
                                                        6/16/2006               7.2338             93
                                                        6/19/2006               7.1537            111
                                                        6/20/2006               6.9500             58
                                                        6/20/2006               6.9609            889
                                                        6/21/2006               6.9922             59
                                                        6/23/2006               7.2162            255
                                                        6/27/2006               7.1000            210
                                                        6/28/2006               7.0933             52
                                                        6/29/2006               7.1264          1,455
                                                        6/30/2006               6.9780            763
                                                         7/3/2006               7.0450             12
                                                         7/5/2006               6.8818            385
                                                         7/6/2006               6.9983          1,722
                                                         7/7/2006               6.8400              6
                                                        7/10/2006               6.9500             16
                                                        7/11/2006               6.8706            278
                                                        7/12/2006               6.9067            174
                                                        7/13/2006               6.9212            517
                                                        7/14/2006               6.7254          1,107

                                  Parche, LLC            6/1/2006               7.8360            971
                                                         6/1/2006               7.8360            291
                                                         6/2/2006               7.8648            416
                                                         6/2/2006               7.8648            123
                                                         6/5/2006               7.8015          1,083
                                                         6/5/2006               7.8015            324
                                                         6/6/2006               7.5000             41
                                                         6/6/2006               7.5000             12
                                                         6/7/2006               7.3582            452
                                                         6/8/2006               7.1297          2,807
                                                         6/9/2006               7.4181            289
                                                        6/13/2006               7.2291            986
                                                        6/14/2006               6.9689            757
                                                        6/15/2006               7.0052            499
                                                        6/16/2006               7.2338            171
                                                        6/19/2006               7.1537            203
                                                        6/20/2006               6.9500            107
                                                        6/20/2006               6.9609          1,637
                                                        6/21/2006               6.9922            109
                                                        6/23/2006               7.2162            468
                                                        6/27/2006               7.1000            386
                                                        6/28/2006               7.0933             96
                                                        6/29/2006               7.1264          2,677
                                                        6/30/2006               6.9780          1,403
                                                         7/3/2006               7.0450             22
                                                         7/5/2006               6.8818            708
                                                         7/6/2006               6.9983          3,168
                                                         7/7/2006               6.8400             11
                                                        7/10/2006               6.9500             26
                                                        7/11/2006               6.8706            471
                                                        7/12/2006               6.9067            295
                                                        7/13/2006               6.9212            875
                                                        7/14/2006               6.7254          1,874
                                                        7/17/2006               6.5108            797

                     Ramius Master Fund, Ltd.            6/1/2006               7.8360          2,339
                                                         6/2/2006               7.8648          1,002
                                                         6/5/2006               7.8015          2,608
                                                         6/6/2006               7.5000            100
                                                         6/7/2006               7.3582            841
                                                         6/8/2006               7.1297          5,216
                                                         6/9/2006               7.4181            537
                                                        6/13/2006               7.2291          1,833
                                                        6/14/2006               6.9689          1,406
                                                        6/15/2006               7.0052            927
                                                        6/16/2006               7.2338            319
                                                        6/19/2006               7.1537            378
                                                        6/20/2006               6.9500            199
                                                        6/20/2006               6.9609          3,041
                                                        6/21/2006               6.9922            201
                                                        6/23/2006               7.2162            871
                                                        6/27/2006               7.1000            717
                                                        6/28/2006               7.0933            179
                                                        6/29/2006               7.1264          4,977
                                                        6/30/2006               6.9780          2,609
                                                         7/3/2006               7.0450             40
                                                         7/5/2006               6.8818          1,316
                                                         7/6/2006               6.9983          5,888
                                                         7/7/2006               6.8400             21
                                                        7/10/2006               6.9500             54
                                                        7/11/2006               6.8706            952
                                                        7/12/2006               6.9067            596
                                                        7/13/2006               6.9212          1,767
                                                        7/14/2006               6.7254          3,786
                                                        7/17/2006               6.5108          1,475

                        Ramius Fund III, Ltd.            6/1/2006               7.8360            137
                                                         6/2/2006               7.8648             59
                                                         6/5/2006               7.8015            153
                                                         6/6/2006               7.5000              6
                                                         6/7/2006               7.3582             49
                                                         6/8/2006               7.1297            305
                                                         6/9/2006               7.4181             31
                                                        6/13/2006               7.2291            107
                                                        6/14/2006               6.9689             82
                                                        6/15/2006               7.0052             55
                                                        6/16/2006               7.2338             19
                                                        6/19/2006               7.1537             22
                                                        6/20/2006               6.9500             12
                                                        6/20/2006               6.9609            178
                                                        6/21/2006               6.9922             12
                                                        6/23/2006               7.2162             51
                                                        6/27/2006               7.1000             42
                                                        6/28/2006               7.0933             10
                                                        6/29/2006               7.1264            291
                                                        6/30/2006               6.9780            153
                                                         7/3/2006               7.0450              2
                                                         7/5/2006               6.8818             77
                                                         7/6/2006               6.9983            344
                                                         7/7/2006               6.8400              1
                                                        7/10/2006               6.9500              3
                                                        7/11/2006               6.8706             56
                                                        7/12/2006               6.9067             35
                                                        7/13/2006               6.9212            103
                                                        7/14/2006               6.7254            221
                                                        7/17/2006               6.5108             86

                 Safe Harbor Master Fund L.P.            6/1/2006               7.8360          5,131
                                                         6/2/2006               7.8648          2,198
                                                         6/5/2006               7.8015          5,718
                                                         6/6/2006               7.5000            218
                                                         6/7/2006               7.3582          1,844
                                                         6/8/2006               7.1297         11,436
                                                         6/9/2006               7.4181          1,180
                                                        6/13/2006               7.2291          4,021
                                                        6/14/2006               6.9689          3,084
                                                        6/15/2006               7.0052          2,034
                                                        6/16/2006               7.2338            698
                                                        6/19/2006               7.1537            830
                                                        6/20/2006               6.9500            437
                                                        6/20/2006               6.9609          6,670
                                                        6/21/2006               6.9922            441
                                                        6/23/2006               7.2162          1,911
                                                        6/27/2006               7.1000          1,571
                                                        6/28/2006               7.0933            395
                                                        6/29/2006               7.1264         10,914
                                                        6/30/2006               6.9780          5,721
                                                         7/2/2006               7.0450             87
                                                         7/5/2006               6.8818          2,886
                                                         7/6/2006               6.9983         12,914
                                                         7/7/2006               6.8400             46
                                                        7/10/2006               6.9500            118
                                                        7/11/2006               6.8706          2,090
                                                        7/12/2006               6.9067          1,305
                                                        7/13/2006               6.9212          3,874
                                                        7/14/2006               6.7254          8,302
                                                        7/17/2006               6.5108          3,236

             Starboard Value and Opportunity
                             Master Fund Ltd.            6/1/2006               7.8360          1,528
                                                         6/2/2006               7.8648            656
                                                         6/5/2006               7.8015          1,704
                                                         6/6/2006               7.5000             65
                                                         6/7/2006               7.3582            551
                                                         6/8/2006               7.1297          3,416
                                                         6/9/2006               7.4181            352
                                                        6/13/2006               7.2291          1,201
                                                        6/14/2006               6.9689            921
                                                        6/15/2006               7.0052            607
                                                        6/16/2006               7.2338            209
                                                        6/19/2006               7.1537            248
                                                        6/20/2006               6.9500            130
                                                        6/20/2006               6.9609          1,992
                                                        6/21/2006               6.9922            132
                                                        6/23/2006               7.2162            571
                                                        6/27/2006               7.1000            469
                                                        6/28/2006               7.0933            117
                                                        6/29/2006               7.1264          3,260
                                                        6/30/2006               6.9780          1,709
                                                         7/3/2006               7.0450             26
                                                         7/5/2006               6.8818            862
                                                         7/6/2006               6.9983          3,857
                                                         7/7/2006               6.8400              9
                                                        7/10/2006               6.9500             23
                                                        7/11/2006               6.8706            406
                                                        7/12/2006               6.9067            254
                                                        7/13/2006               6.9212            753
                                                        7/14/2006               6.7254          1,614
                                                        7/17/2006               6.5108            990


(1) The Reporting Persons purchased ADS, each of which represents .25 shares of Common Stock.

CUSIP No. 38911N107                 13D                   Page 28 of 28 Pages

                                   SIGNATURES

               After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   July 18, 2006

STARBOARD VALUE AND OPPORTUNITY               RAMIUS MASTER FUND, LTD.
MASTER FUND LTD.                              By: Ramius Advisors, LLC
                                                  its investment manager
PARCHE, LLC                                   By: Ramius Capital Group, L.L.C.
By: Admiral Advisors, LLC, its                    its managing member
managing member
                                              RAMIUS FUND III, LTD
RCG AMBROSE MASTER FUND, LTD.                 By: Ramius Advisors, LLC
By: Ramius Capital Group, L.L.C.,                 its investment manager
    its investment manager                    By: Ramius Capital Group, LLC
By: C4S & Co., L.L.C.,                            its managing member
    its managing member
                                              ADMIRAL ADVISORS, LLC
RCG HALIFAX FUND, LTD.                        By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,                 its managing member
    its investment manager
By: C4S & Co., L.L.C.,                        RAMIUS ADVISORS, LLC
    its managing member                       By: Ramius Capital Group, L.L.C.,
                                                  its managing member

                                              RAMIUS CAPITAL GROUP, L.L.C.
                                              By: C4S & Co., L.L.C.,
                                                  as managing member

                                              C4S & CO., L.L.C.


                           By: /s/ Jeffrey M. Solomon
                               -------------------------------
                               Name: Jeffrey M. Solomon
                               Title: Authorized Signatory

SAFE HARBOR MASTER FUND, L.P.                 SAFE HARBOR INVESTMENT LTD.

By: Safe Harbor Investment Ltd.,              By: /s/ Jeffrey M. Solomon
its general partner                              ----------------------------
                                                 Name:  Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                       Title: Authorized Signatory
    ----------------------------
Name:  Jeffrey M. Solomon
Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
--------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Morgan
B. Stark and Thomas W. Strauss